UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to Section 240.14a-12

MARCHEX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

520 Pike Street, Suite 2000

Seattle, Washington 98101

Dear holders of Class A common stock and Class B common stock of Marchex, Inc. (“Marchex” or the “Company”):

You are cordially invited to attend the annual meeting of stockholders of Marchex to be held at the Grand Hyatt Seattle, 721 Pine Street, Seattle, Washington 98101 on Friday, May 7, 2010, at 10:00 a.m. local time. The annual meeting is being held for the following purposes:

(1)	To elect six individuals to serve on the Company’s Board of Directors for the ensuing year and until their successors are elected;

(2)	To ratify the appointment of the independent registered public accounting firm KPMG LLP (“KPMG”) as the Company’s independent accountants for the current fiscal year; and

(3)	To transact any other business that may properly come before the annual meeting and any adjournment or postponement thereof.

These items are fully discussed in the following pages, which are made part of this notice. Our board of directors recommends a vote FOR items 1 and 2. Only holders of record of the Company’s Class A common stock and Class B common stock on the books of the Company at the close of business on April 1, 2010, are entitled to vote at the annual meeting. A list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the meeting at the offices of Marchex, Inc., 520 Pike Street, Suite 2000, Seattle, Washington, during ordinary business hours for the 10 days prior to the annual meeting.

Whether or not you plan to attend, please promptly complete, sign, date and return your proxy card in the enclosed envelope, so that we may vote your shares in accordance with your wishes and so that enough shares are represented to allow us to conduct the business of the annual meeting. If you hold shares in “street name”, you may be able to vote over the internet or by telephone by following the instructions on your proxy card. Mailing your proxy(ies) or voting over the internet or by telephone does not affect your right to vote in person if you attend the annual meeting. You may still vote in person if you are a stockholder entitled to vote and you attend the meeting, even if you have returned your proxy, provided that you affirmatively indicate your intention to vote your shares in person. Please note, however, that if a brokerage firm or bank holds your shares of record and you wish to vote at the meeting, you must obtain from the record holder a valid legal proxy issued in your name.

A copy of Marchex’s annual report to stockholders for the fiscal year ended December 31, 2009 is enclosed with this notice.

By order of the Board of Directors,

Russell C. Horowitz Chairman and Chief Executive Officer

April 9, 2010

Your vote is very important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2010: Our proxy statement is attached. Financial and other information concerning Marchex is contained in our annual report to stockholders for the fiscal year ended December 31, 2009. A complete set of proxy materials relating to our annual meeting is available on the internet. These materials, consisting of the notice of annual meeting, proxy statement, proxy card and annual report to stockholders, may be viewed at http://www.RRDEZProxy.com/2010/Marchex.

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

520 Pike Street, Suite 2000

Seattle, Washington 98101

INFORMATION ABOUT SOLICITATION AND VOTING

General

The enclosed proxy is solicited by the Board of Directors of Marchex for use in voting at the annual meeting of stockholders to be held at 10:00 a.m., local time, on Friday, May 7, 2010, at the Grand Hyatt Seattle located at 721 Pine Street, Seattle, Washington 98101, and any postponement or adjournment of that meeting. The Company’s telephone number is (206) 331-3300. The purpose of the annual meeting is to consider and vote upon the proposals outlined in this proxy statement and the attached notice.

Marchex’s Class B common stock is traded on the Nasdaq Global Market.

These proxy solicitation materials were mailed on or about April 9, 2010, together with the Company’s annual report, to all holders of Class A common stock and Class B common stock entitled to vote at the meeting.

Record Date and Outstanding Shares

Only holders of record of shares of Class A common stock and Class B common stock on the books of the Company at the close of business on the record date, April 1, 2010, will be entitled to vote at the annual meeting. As of the close of business on the record date, there were 10,786,403 shares of Class A common stock outstanding and held of record by 4 stockholders and 24,491,740 shares of Class B common stock outstanding and held of record by approximately 80 stockholders.

Proxies

The Board of Directors has selected Michael Arends, Chief Financial Officer, and Ethan Caldwell, General Counsel and Secretary, as proxies for the annual meeting. By submitting your proxy, you will authorize Mr. Arends and Mr. Caldwell to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

Meeting Attendance and Admission

You are entitled to attend the annual meeting only if you are a stockholder of record or a beneficial owner as of April 1, 2010. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present a photo identification and proof of your stockholder status or beneficial ownership prior to being admitted to the annual meeting. If you are the stockholder of record, you will need to provide proof of status in the form of your proxy card. If you hold your shares in “street name,” you must provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned Marchex stock as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date. If you do not present photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

Voting and Solicitation

Each stockholder entitled to vote at the meeting may vote in person at the annual meeting or by proxy. If you are the record holder of your shares and attend the meeting in person, you may deliver your completed proxy card to us at the meeting. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or on the internet. Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholder to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you wish to vote in person at the annual meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares.

When proxies are properly dated, executed and returned, the shares they represent will be voted at the annual meeting in accordance with the instructions of the stockholder. If no specific instructions are given in a proxy, the shares will be voted FOR the election of the nominees for directors set forth herein and FOR ratification of the appointment of accountants. In addition, if other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters. Each holder of shares of Class A common stock is entitled to 25 votes for each share of Class A common stock held as of the record date, and each holder of shares of Class B common stock is entitled to 1 vote for each share of Class B common stock held as of the record date. The Class A common stock and Class B common stock will vote together as a single class on all matters described in these proxy materials for which your vote is being solicited.

The Company is paying all costs of the solicitation of proxies, including the expenses of printing and mailing to its stockholders the proxy, this proxy statement and the accompanying notice of annual meeting of stockholders. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission (“SEC”), in sending proxies and proxy materials to the beneficial owners of the voting stock. Proxies may be solicited by the Company’s officers, directors and regular employees, without compensation, personally or by telephone or facsimile.

Required Vote

A quorum is required for the transaction of business during the annual meeting. A quorum is present when a majority of stockholder votes are present in person or by proxy. Shares that are voted “FOR”, “AGAINST” or “WITHHELD” on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes cast by the Class A common stock and Class B common stock present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter.

The candidates for election as directors at the annual meeting who receives the highest number of affirmative votes present or represented by proxy and entitled to vote at the annual meeting, will be elected. The ratification of the independent registered public accounting firm for the Company for the current year requires the affirmative vote of a majority of the shares of the Company’s Class A common stock and Class B common stock present or represented by proxy and entitled to vote at the annual meeting.

Revocability of Proxies

A proxy given pursuant to this solicitation may be revoked at any time before its use by delivering a written revocation to the Secretary of the Company, delivering a duly executed proxy bearing a later date or attending and voting in person at the annual meeting. If you hold your shares through a broker or custodian, you will need to contact them to revoke your proxy.

Abstentions; Broker Non-Votes

The Company will count abstentions for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining the number of votes cast with respect to a proposal.

Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of KPMG LLP as our independent auditors (Proposal Two), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain “non-routine” matters, such as the election of our directors (Proposal One). If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal One).

For Proposal One (election of directors), which requires a plurality of the votes cast, abstentions and broker non-votes will have no effect on determining the number of votes cast nor on whether the director is elected. For Proposal Two (the ratification of the appointment of the independent registered public accounting firm), which requires the affirmative approval of a majority of the votes present or represented and entitled to vote, broker non-votes will have no effect on the number of votes cast nor on whether the appointment is ratified, but abstentions will have the same effect as a vote against Proposal Two because they will be counted as a vote cast with respect to the proposal but not counted as a vote for ratification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the Company’s knowledge, the following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock as of April 1, 2010 by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of our Class A common stock or Class B common stock;

•	each of our directors and nominees for director;

•	each of our executive officers listed in the “Summary Compensation Table” (“NEOs”); and

•	all of our directors, nominees for director and executive officers as a group.

Percentage of beneficial ownership is based on 10,786,403 shares of our Class A common stock and 24,491,740 shares of our Class B common stock outstanding as of April 1, 2010. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 1, 2010, are deemed outstanding. These shares are not, however, deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise noted below, the address for each beneficial owner listed below is c/o Marchex, Inc., 520 Pike Street, Suite 2000, Seattle, Washington 98101.

	Shares Beneficially Owned				% Total Voting Power(1)
	Class A Common Stock		Class B Common Stock
Name and, as appropriate, address of Beneficial Owner	Shares	%	Shares	%
5% Security Holders
Wells Fargo & Company(2) 420 Montgomery Street San Francisco, CA 94104	—	—	3,468,650	14.2%	1.2%
BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	—	—	1,349,651	5.5%	*
Named Executive Officers and Directors
Russell C. Horowitz(4)	7,953,423	73.7%	1,244,333	5.1%	68.0%
Michael Arends(5)	—	—	736,000	3.0%	*
Matthew Berk(6)	—	—	191,250	*	*
Ethan Caldwell(7)	582,813	5.4%	150,000	*	5.0%
Peter Christothoulou(8)	250,000	2.3%	475,000	1.9%	2.3%
John Keister(9)	2,000,167	18.5%	463,237	1.9%	17.2%
Dennis Cline(1 0)	—	—	135,800	*	*
Anne Devereux(1 1)	—	—	48,950	*	*
Nicolas Hanauer(1 2)	—	—	2,389,750	9.8%	*
M. Wayne Wisehart(1 3)	—	—	51,550	*	*
All directors and executive officers as a group (10 persons)(14)	10,786,403	100.0%	5,885,870	24.0%	93.7%

Except as indicated in the footnotes below and except as subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

*	Beneficial ownership or total voting power, as the case may be, representing less than one percent.
(1)

Percentage of voting power represents voting power with respect to shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class A common stock shall be entitled to 25 votes per share of Class A common stock and each holder of Class B common stock shall be entitled to 1 vote per share of Class B common stock on all matters submitted to a vote of stockholders, except as may otherwise be required by law. The Class A common stock is convertible at any time by the holder into shares of Class B common stock on a share-for-share basis.

(2)

Based on the most recently available Schedule 13G/A filed with the SEC on January 26, 2010 by Wells Fargo & Company (“Wells Fargo”), a parent holding company/control person with an address at 420 Montgomery Street, San Francisco, CA 94104, on its behalf and on behalf of the following wholly-owned Wells Fargo subsidiaries: Wells Capital Management Incorporated, an investment advisor; Wells Fargo Funds Management, LLC, an investment advisor; Wachovia Bank, National Association, a bank; Evergreen Investment Management Company, LLC, an investment advisor; and Wells Fargo Bank, N.A., a bank. Pursuant to such Schedule 13G/A, Wells Fargo is the beneficial owner of 3,468,650 shares of our Class B common stock, has sole voting power as to 2,378,317 shares of our Class B common stock and sole dispositive power as to 3,468,650 shares of our Class B common stock.

(3)

Based on the most recently available Schedule 13G/A filed with the SEC on January 29, 2010 by BlackRock, Inc. (“BlackRock”), a parent holding company/control person with an address at 40 East 52nd Street, New York, NY 10022, on its behalf and on behalf of the following BlackRock subsidiaries: BlackRock Institutional Trust Company, N.A., a bank; BlackRock Fund Advisors, an investment advisor; and BlackRock Investment Management, LLC, an investment advisor. Pursuant to such Schedule 13G/A, BlackRock is the beneficial owner of 1,349,651 shares of our Class B common stock, has sole voting power as to 1,349,651 shares of our Class B common stock and sole dispositive power as to 1,349,651 shares of our Class B common stock.

(4)

Includes: (1) 7,953,423 shares of our Class A common stock held by MARRCH Investments, LLC; (2) 350,000 shares of our Class B common stock held by MARRCH Investments, LLC; (3) 400,000 shares of restricted stock subject to vesting; and (4) 83,333 shares of our Class B common stock held by Pemrose, LLC. Mr. Horowitz is the managing member of these entities and, as such, may be deemed to exercise voting and investment power over the shares held by all of these entities. It also includes 5,000 shares of our Class B common stock held in an Individual Retirement Account for the benefit of Mr. Horowitz.

(5)

Includes: (1) 475,000 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2010; (2) 150,000 shares of restricted stock subject to vesting; (3) 10,500 shares of our Class B common stock held by the Nicole Marie Arends 2003 Trust for the benefit of Nicole Marie Arends, the daughter of Mr. Arends, for which shares Mr. Arends disclaims beneficial ownership; (4) 15,000 shares of Class B common stock held in an Individual Retirement Account for the benefit of Mr. Arends; and (5) 6,500 shares of Class B common stock held in an Individual Retirement Account for the benefit of Diana Arends, Mr. Arends’ wife.

(6)

Includes: (1) 150,000 shares of restricted stock subject to vesting; and (2) 21,250 shares of Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2010.

(7)	Includes 150,000 shares of restricted stock subject to vesting.
(8)	Includes 475,000 shares of restricted stock subject to vesting.
(9)

Includes: (1) 200,000 shares of restricted stock subject to vesting; (2) 6,160 shares of our Class B common stock held in an Individual Retirement Account for the benefit of Mr. Keister; and (3) 50,129 shares of our Class B common stock held in a Grantor Retained Annuity Trust, of which Mr. Keister is the grantor.

(10)

Includes: (1) 5,900 shares of restricted stock subject to vesting; (2) 77,000 shares of our Class B common stock held by DMC Investments, LLC, a limited liability company of which Mr. Cline is the managing member; (3) 35,000 shares of Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2010; and (4) 10,000 shares in the aggregate of our Class B common stock held by four different trusts for the benefit of his children, for which shares Mr. Cline disclaims beneficial ownership.

(11)

Includes: (1) 6,050 shares of restricted stock subject to vesting; and (2) 35,000 shares of Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2010.

(12)

Includes: (1) 5,300 shares of restricted stock subject to vesting; and (2) 187,500 shares of Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2010.

(1 3 )

Includes 6,350 shares of restricted stock subject to vesting, and (2) 15,000 shares of Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2010.

(14)

Includes an aggregate of: (1) 10,786,403 shares of our Class A common stock; (2) 24,491,740 shares of our Class B common stock (including 20,500 shares for which beneficial ownership has been disclaimed); and (3) 768,750 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2010.

PROPOSAL ONE—ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Board of Directors currently consists of six (6) individuals, all of whom have been nominated for election at the annual meeting. Directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified. The names and the respective ages of the six (6) nominees as of April 1, 2010 are set forth below:

Name	Age	Position(s)	Director Since
Russell C. Horowitz	43	Chairman of the Board of Directors, Chief Executive Officer and Treasurer	January 2003
John Keister	43	President and Director	January 2003
Dennis Cline(1)(2)(3)	49	Director	May 2003
Anne Devereux(1)(2)(3)	48	Director	October 2006
Nicolas Hanauer(2)	50	Director and Vice Chairman	October 2007
M. Wayne Wisehart(1) (3)	64	Director	November 2008

(1)	Member of the Audit Committee.
(2)	Member of the Nominating and Governance Committee.
(3)	Member of the Compensation Committee.

Set forth below is a description of the business experience of each current director, including a discussion of the specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that those individuals should serve as our directors.

Russell C. Horowitz. Mr. Horowitz is a founding executive officer and has served as the Chairman of our Board of Directors, Chief Executive Officer and Treasurer since our inception in January 2003. Mr. Horowitz was previously a founder of Go2Net, a provider of online services to merchants and consumers, including online payment authorization technology, Web search and directory services and merchant Web hosting, and served as its Chairman and Chief Executive Officer from its inception in February 1996 until its merger into InfoSpace, a provider of online services focused on Web search, online payment solutions for merchants, mobile infrastructure applications and content for wireless carriers, in October 2000, at which time Mr. Horowitz served as the Vice Chairman and President of the combined company through the merger integration process until January 2001. Additionally, Mr. Horowitz served as the Chief Financial Officer of Go2Net from its inception until May 2000. Prior to Go2Net, Mr. Horowitz served as the Chief Executive Officer and a director of Xanthus Management, LLC, the general partner of Xanthus Capital, a merchant bank focused on investments in early-stage companies, and was a founder and Chief Financial Officer of Active Apparel Group, now Everlast Worldwide. Mr. Horowitz received a B.A. in Economics from Columbia College of Columbia University. Mr. Horowitz brings historic knowledge and continuity together with extensive operational and industry expertise to the board.

John Keister. Mr. Keister is a founding executive officer and has served as a member of our Board of Directors since our inception in January 2003, as our Chief Operating Officer since our inception in January 2003 through February 2009 and as our President since December 2003. Mr. Keister was previously a founder of Go2Net and served as its President from 1999 until its merger into InfoSpace in October 2000, at which time he served as Executive Vice President of the Consumer Division of the combined company through the merger integration process until January 2001. He also served as a member of the Board of Directors of Go2Net and as its Chief Operating Officer from 1996 to 1999. Mr. Keister also serves on the boards of a number of private companies. Mr. Keister received B.A. degrees in Philosophy and in Diplomacy & World Affairs from Occidental College. Mr. Keister brings historic knowledge and continuity together with extensive operational and industry expertise to the board.

Dennis Cline. Mr. Cline has served as a member of our Board of Directors since May 2003. Mr. Cline is currently the Executive Chairman of the Board of Directors of netForensics, Inc., a provider of security information management solutions. Mr. Cline previously served as Chief Executive Officer of netForensics. Prior to joining netForensics as its Chief Executive Officer, Mr. Cline was Managing Partner of DMC Investments, a firm he founded in 2000, which provides capital and consulting services to technology companies. From 1998 to 2000, Mr. Cline was the Chief Executive Officer of DirectWeb, a provider of a bundled solution of computer hardware and Internet access for consumers. Prior to DirectWeb, Mr. Cline was a senior executive at Network Associates, a provider of computer security solutions. Mr. Cline received his J.D. from Rutgers School of Law and his B.A. from Rutgers University. Mr. Cline brings extensive sales and broad management expertise to the board.

Anne Devereux. Ms. Devereux has served as a member of our Board of Directors since October 2006. Ms. Devereux has more than 20 years of experience in marketing and advertising. Ms. Devereux currently serves as Chairman and CEO of LyonHeart, a division of Omnicom Group Inc. (NYSE: OMC). LyonHeart is a leading healthcare communications agency. Prior to this position, from February 2003 to May 2006, Ms. Devereux was the Chief Integration Officer as well as Managing Director of all health-related assignments within BBDO New York, an advertising agency. Before joining BBDO New York, from April 2002 to February 2003, Ms. Devereux was President of Dugan Valva Contess, an independent communications agency. From January 1996 to April 2002, Ms. Devereux was President and Founder of Consumer Healthworks which then became Merkley Newman Harty Healthworks, an advertising agency and one of the first agencies to specialize in direct-to-consumer advertising for healthcare brands. Ms. Devereux received a B.A. degree from Wellesley College. Ms. Devereux brings extensive marketing and advertising expertise to the board.

Nicolas Hanauer. Mr. Hanauer has served as Vice Chairman of our Board of Directors since October 2007. Mr. Hanauer is currently a partner at Second Avenue Partners, a Seattle-based venture capital firm he co-founded in 2000. Mr. Hanauer founded aQuantive, Inc. (formerly Avenue A Media, Inc.), a leading global digital marketing company, in 1996 and served as its Chief Executive Officer from June 1998 to September 1999 and Chairman of the Board from June 1998 until its acquisition by Microsoft in July 2007. In 1998, Mr. Hanauer co-founded Gear.com, which was later purchased by Overstock.com. In 1995, Mr. Hanauer became a founding investor in Amazon.com and served as a board advisor until 2000. Mr. Hanauer began his professional career at the Pacific Coast Feather Company in Seattle where he held a number of executive positions, including Chief Executive Officer and co-chairman. Mr. Hanauer received a B.A. degree in Philosophy from the University of Washington. Mr. Hanauer brings extensive operational and industry expertise to the board.

M. Wayne Wisehart. Mr. Wisehart has served as a member of our Board of Directors since November 2008. Mr. Wisehart currently serves as Chief Financial Officer for All Star Directories, a publisher of online and career school directories. Mr. Wisehart previously served as the Chief Financial Officer of aQuantive, Inc. (formerly Avenue A Media, Inc.), a leading global digital marketing company, which was acquired by Microsoft in July 2007. Prior to aQuantive, Mr. Wisehart served as Chief Financial Officer of Western Wireless Corporation, a cellular phone service provider, which was acquired by Alltel in August 2005. Mr. Wisehart also served as the Chief Financial Officer from 2000 to 2002 of iNNERHOST, Inc., a Web hosting service’s company, as President and Chief Executive Officer from 1999 to 2000 of TeleDirect International Inc., a company that provide customer interaction systems, and as the President and Chief Executive Officer from 1997 to 1998 of Price Communications Wireless. Mr. Wisehart also serves on the Board of Directors of Earthlink, Inc. Mr. Wisehart received a B.S. degree in Business from the University of Missouri-St. Louis. Mr. Wisehart brings extensive financial and accounting expertise to the board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Board Independence

The Board of Directors determined that, other than Messrs. Horowitz and Keister, each of the members of the board is an independent director in accordance with NASDAQ standards. The Board has also determined that Mr. Fram, who served as a director until June 12, 2009, was independent at the time he served as a director.

Committees and Meeting Attendance

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of these committees operates under a written charter adopted by the board. Copies of these charters are available on our website at www.marchex.com. The Board of Directors held four meetings and took action by written consent on seven occasions during the fiscal year ended December 31, 2009. Each of the standing committees of the board held the number of meetings indicated below. During the last fiscal year (except in the case of Mr. Fram only for the period he was a director during 2009), each of our directors attended at least 75% of the total number of meetings of the board and all of the committees of the board on which such director served held during that period. Directors are encouraged to attend our annual meetings of stockholders. All of our directors, who then comprised the Board of Directors, attended last year’s annual meeting.

The following table sets forth the three standing committees of the board, the members of each committee, the number of meetings held by each committee and committee action taken by written consent during the 2009 fiscal period:

Name of Director	Audit(1)	Compensation(2)	Nominating and Governance(3)
Dennis Cline	Member	Member	Member
Anne Devereux	Member	Chair	Member
Jonathan Fram	*	*
Nicolas Hanauer			Chair
M. Wayne Wisehart	Chair	Member
Number of Meetings	8	5	4
Action by Written Consent	0	3	1

(1)

From January 1, 2009 through June 12, 2009, the members of the Audit Committee were Messrs. Cline, Fram and Wisehart (Chair). Effective June 12, 2009, Mr. Fram resigned from the Board, Audit and Compensation Committees. Following Mr. Fram’s resignation from the Audit Committee, Ms. Devereux was appointed to the Audit Committee effective June 12, 2009.

(2)

From January 1, 2009 through June 12, 2009, the members of the Compensation Committee were Messrs. Cline and Fram and Ms. Devereux (Chair). Effective June 12, 2009, Mr. Fram resigned from the Board, Audit and Compensation Committees. Following Mr. Fram’s resignation from the Compensation Committee, Mr. Wisehart was appointed to the Compensation Committee effective June 12, 2009.

(3)

From January 1, 2009 through June 12, 2009, the members of the Nominating & Governance Committee were Messrs. Hanauer (Chair) and Wisehart and Ms. Devereux. Effective June 12, 2009, Mr. Cline was appointed to the Nominating & Governance Committee in replacement of Mr. Wisehart.

Audit Committee

The Audit Committee is currently comprised of Messrs. Cline and Wisehart (Chair) and Ms. Devereux. Each of the members of the Audit Committee is independent for purposes of the NASDAQ listing standards as they apply to Audit Committee members. Messrs. Cline and Wisehart are Audit Committee financial experts, as defined in the rules of the Securities and Exchange Commission. The Audit Committee operates under a charter that is available on our website at www.marchex.com. The functions of the Audit Committee include reviewing, with the Company’s independent accountants, the scope and timing of the independent accountants’ services, the independent accountants’ report on the Company’s consolidated financial statements following completion of the Company’s audits, and the Company’s internal accounting and financial control policies and procedures, and making annual recommendations to the Board of Directors for the appointment of independent accountants for the ensuing year. The Audit Committee held eight meetings during the fiscal year ended December 31, 2009. Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal Two.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Cline and Wisehart and Ms. Devereux (Chair). Each of the members of the Compensation Committee is independent for purposes of the NASDAQ listing standards. The Compensation Committee operates under a charter that is available on our website at www.marchex.com. The Compensation Committee held four meetings and took action by written consent on four occasions during the fiscal year ended December 31, 2009.

The purpose of the Compensation Committee is to assist the Board of Directors in carrying out its responsibilities with respect to: (i) overseeing the Company’s compensation policies and practices; (ii) reviewing and approving annual compensation and compensation procedures for the Company’s executive officers; and (iii) overseeing and recommending director compensation to the Board of Directors. More specifically, the Compensation Committee’s responsibilities include: overseeing the Company’s general compensation structure, policies and programs, and assessing whether the Company’s compensation structure establishes appropriate incentives for management and employees; making recommendations to the Board of Directors with respect to, and administering, the Company’s incentive compensation and equity-based compensation plans, including the Company’s stock option plan and employee stock purchase plan; reviewing and approving compensation procedures for the Company’s executive officers; recommending to the independent directors for approval the compensation of the Chief Executive Officer based on relevant corporate goals and objectives and the Board of Directors’ performance evaluation of the Chief Executive Officer; and reviewing and recommending to the Board of Directors for approval the compensation of executive officers other than the Chief Executive Officer; reviewing and recommending to the Board of Directors employment, retention, restricted stock and severance agreements for executive officers, including change of control provisions, plans or agreements; reviewing the compensation of directors for service on the Board of Directors and its committees. Regarding most compensation matters, including executive and director compensation, the Company’s management provides recommendations to the Compensation Committee. The Compensation Committee has delegated its authority to grant equity and other awards under the Company’s stock incentive plan to eligible employees who are not executive officers to the Stock Option Grant Subcommittee within certain pre-approved limits. The Stock Option Grant Subcommittee consists of two of the Company’s directors, Messrs. Horowitz and Keister, and such committee regularly reports any grants made to the Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee is currently comprised of Messrs. Cline and Hanauer (Chair) and Ms. Devereux. Each of the members of the Nominating and Governance Committee is independent for purposes of the NASDAQ listing standards. The Nominating and Governance Committee operates under a charter that is available on our website at www.marchex.com. The Nominating and Governance Committee identifies individuals qualified to become board members, recommends to the board those persons to be nominated for election to our board at the annual meeting of stockholders, develops and recommends to the board a set of corporate governance principles applicable to the Company and oversees the annual evaluation of the board. The Nominating and Governance Committee held four meetings and took action by written consent on one occasion during the fiscal year ended December 31, 2009.

Nomination of Directors

The Nominating and Governance Committee may use third party executive search firms to help identify prospective director nominees. The Nominating and Governance Committee has not established specific minimum age, education, experience, or skill requirements for potential members, but, in general, expects that qualified candidates will have high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems, and will be able to represent the interests of the stockholders as a whole rather than special interest groups or constituencies. The Nominating and Governance Committee considers each candidate’s character, integrity, judgment, skills, background, experience of particular relevance to the Company, ability to work well with others and time available to devote to board activities, among other factors. The Nominating and Governance Committee also considers the interplay of a candidate’s background and expertise with that of other board members, and the extent to which a candidate may be a desirable addition to any committee of the board. The Nominating and Governance Committee also values diversity as a factor in selecting nominees to serve on the board although it does not have a specific policy on diversity. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

Our evaluations of potential directors include, among other things, an assessment of a candidate’s background and credentials, personal interviews, and discussions with appropriate references. Once we have selected appropriate candidates, we present them to the full Board for election if a vacancy occurs or is created by an increase in the size of the board during the course of the year, or for nomination if the director is to be first elected by stockholders.

Marchex stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting their names and appropriate supporting background and biographical information to: Marchex, Inc., 520 Pike Street, Suite 2000, Seattle, Washington 98101, Attention: General Counsel. The recommendation must include any relevant information, including the candidate’s name, home and business contact information, detailed biographical data and qualifications, and information regarding any relationships between the candidate and the Company within the last three years. Acceptance of a recommendation does not mean that the committee will ultimately nominate the recommended candidate.

Code of Conduct and Code of Ethics

The Company has adopted a code of conduct applicable to each of the Company’s officers, directors and employees, and a code of ethics applicable to the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s senior financial officers, as contemplated by Section 406 of the Sarbanes-Oxley Act of 2002 and both codes are available on our website at www.marchex.com.

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines to ensure effective corporate governance which are available on our website at www.marchex.com.

Board Leadership Structure

The Board of Directors does not have a specific policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board of Directors has determined that having the Company’s Chief Executive Officer serve as Chairman is in the best interest of the Company’s stockholders coupled with significant involvement and authority vested in an outside independent board member - the Vice Chairman of the Board of Directors.

Vice Chairman of the Board of Directors

As Vice Chairman of our Board of Directors, Mr. Hanauer’s responsibilities include:

•	Coordinating and moderating executive sessions of the Board of Directors’ independent directors.

•

Advising the Chairman of the Board of Directors as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties.

•	Acting as the principal liaison between the independent directors and the Chairman of the Board of Directors on sensitive issues.

•	Performing such other duties as the Board of Directors may from time to time delegate to the Vice Chairman to assist the Board of Directors in the fulfillment of its responsibilities.

Board’s Role in Risk Management

The Board of Directors as a whole and also at the committee level, is responsible for oversight of our risk assessment and management process, with the Compensation Committee having basic responsibility for oversight of management’s compensation risk assessment and the Audit Committee having basic responsibility for oversight of financial process risk assessment. Furthermore, the Board of Directors periodically reviews risk management matters, including as part of its annual detailed corporate strategy review.

Board Effectiveness

The Board of Directors performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Executive Session

The corporate governance guidelines provide that the Company’s independent directors shall meet regularly (not less than two times per year) in executive session at which only the Company’s independent directors shall be present. The independent directors met in executive session four times during the fiscal year ended December 31, 2009.

Compensation Committee Interlocks and Insider Participation

None of Messrs. Cline and Wisehart and Ms. Devereux and former director Mr. Fram, the members of the Compensation Committee during 2009, are or have been an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During fiscal 2009, none of the Company’s executive officers served on the Compensation Committee (or its equivalent) or Board of Directors of another entity any of whose executive officers served on the Company’s Compensation Committee or Board of Directors.

Communications with Directors

The Board of Directors provides a process for Marchex stockholders to send communications to the Board of Directors. Any stockholder who desires to contact the Board of Directors may do so by writing to: Marchex, Inc., 520 Pike Street, Suite 2000, Seattle, Washington 98101, Attention: Ethan Caldwell, Secretary. Communications received by mail will be screened by the Secretary for appropriateness before either forwarding to or notifying the members of the Board of Directors of receipt of a communication.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

(Item 2 on Proxy Card)

The Board of Directors has reappointed the firm of KPMG, an independent registered public accounting firm, as independent accountants of Marchex for the current fiscal year. Stockholder ratification of the selection of KPMG as Marchex’s independent accountants is not required by Marchex’s bylaws, Delaware corporate law or otherwise. Notwithstanding the foregoing, the Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of KPMG as independent accountants, the Board of Directors will consider whether to retain that firm for the year ending December 31, 2010 and will consider the appointment of other certified public accountants. KPMG was the auditor for the year ended December 31, 2009. Representatives of KPMG are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders present at the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

The Board of Directors has reappointed KPMG as auditors for the year ending December 31, 2010. In addition to audit services, KPMG also provided certain non-audit services to Marchex in 2009. The terms of Marchex’s engagement with KPMG provide for alternative dispute resolution procedures, exclude the award of punitive damages and contain certain other limitations.

Accounting Fees and Services

During fiscal years 2008 and 2009, we retained KPMG to provide professional services in the following categories and amounts:

Fee Category	2008(1)		2009
Audit Fees		$834,000		$768,000
Tax Fees		$65,000		$101,000
All Other Fees	$	None	$	None

Total Fees		$899,000		$869,000

(1)	Audit fees for 2008 have been adjusted to reclassify $32,000 previously classified as audit-related fees.

“Tax fees” consist of fees for professional services for tax return preparation and consultation on matters related to acquisitions and tax credits.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG and has concluded that it is.

The Audit Committee pre-approved 100% of the 2008 and the 2009 KPMG fees above pursuant to the pre-approval policy described below.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Accountants

The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services to be performed by the independent accountants during the fiscal year. The Audit Committee pre-approves services by authorizing specific projects within the categories outlined above, subject to the budget for each category. The Audit Committee’s charter delegates to its chairman the authority to address any requests for pre-approval of services between Audit Committee meetings, and the chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The following “Report of the Audit Committee” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of Messrs. Cline and Wisehart (Chair) and Ms. Devereux. The role of the Audit Committee is to assist the Board of Directors in its oversight of Marchex’s financial reporting process. The Audit Committee performs the duties set forth in its current charter which is available on the Company’s website at www.marchex.com.

As noted in the Audit Committee’s charter, Marchex’s management is responsible for preparing the Company’s financial statements. The Company’s independent accountants are responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supercede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to Marchex’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent accountants.

Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the Securities and Exchange Commission (“SEC”) for Audit Committee membership and is an “independent director” within the meaning of the NASDAQ listing standards. In addition, the Board of Directors has determined that each of Messrs. Cline and Wisehart qualifies as an Audit Committee financial expert, as defined by SEC rules.

The Audit Committee has reviewed and discussed with Marchex’s independent accountants, KPMG, matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. We have received from KPMG a formal written statement consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence. We have discussed with KPMG matters relating to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with the accountants’ independence.

The Audit Committee has reviewed and discussed with management and KPMG the audited financial statements for the fiscal year ended December 31, 2009. The Audit Committee met with KPMG, with and without management present, to discuss results of its examinations, its evaluation of Marchex’s internal controls, and the overall quality of Marchex’s financial reporting.

Based on the reports, discussions and reviews referred to above, in reliance on management and the independent accountants and subject to the limitations on our role and responsibilities in our charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

Following a review of the independent accountant’s performance and qualifications, including consideration of management’s recommendation, the Audit Committee approved the reappointment of KPMG as Marchex’s independent accountants for the fiscal year ended December 31, 2010.

Respectfully submitted,

THE AUDIT COMMITTEE

Dennis Cline

Anne Devereux

M. Wayne Wisehart, Chair

ADDITIONAL INFORMATION RELATING TO OUR DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers

Our executive officers, and their respective ages, as of April 1, 2010, are as follows:

Name	Age	Position(s)
Russell C. Horowitz	43	Chief Executive Officer and Treasurer
Michael Arends	39	Chief Financial Officer
Matthew Berk	39	Executive Vice President, Product Engineering
Ethan Caldwell	41	Chief Administrative Officer, General Counsel and Secretary
Peter Christothoulou	38	Chief Operating Officer
John Keister	43	President

Biographical information for our executive officers who also serve as directors is set forth above (See “Proposal One — Election of Directors”). Biographical information for all other executive officers is set forth below.

Michael Arends. Mr. Arends has served as our Chief Financial Officer since May 2003. Prior to joining Marchex, Mr. Arends held various positions at KPMG since 1995, most recently as a Partner in KPMG’s Pacific Northwest Information, Communications and Entertainment assurance practice. Mr. Arends is a Certified Public Accountant and a Chartered Accountant and received a Bachelor of Commerce degree from the University of Alberta.

Matthew Berk. Mr. Berk has served as our Executive Vice President of Product Engineering, overseeing the development of all of Marchex’s local search and performance advertising products, since December 2008. Prior to his current role he served as Marchex’s Lead Search Architect and Vice President of Search. Mr. Berk joined Marchex from Open List, which was acquired by Marchex in May 2006, where he was co-founder and Chief Technology Officer since 2003. Prior to Open List, he was a research director at Jupiter Research, where he focused on coverage of search technology and Web operations and infrastructure. Mr. Berk received a master’s degree from The Johns Hopkins University and a B.A. from Cornell University.

Ethan Caldwell. Mr. Caldwell is a founding executive officer and has served as our Chief Administrative Officer, General Counsel and Secretary since our inception in January 2003. Mr. Caldwell was previously Senior Vice President, General Counsel and Corporate Secretary of Go2Net, from November 1996, until its merger with InfoSpace through December 2000. Mr. Caldwell received his J.D. from the University of Maryland and his B.A. in Political Science from Occidental College.

Peter Christothoulou. Mr. Christothoulou is a founding executive officer and has served as our Chief Operating Officer since March 2009 and prior to that as our Chief Strategy Officer since our inception in January 2003. Mr. Christothoulou was previously the Senior Vice President of Strategic Initiatives for Go2Net,

focused on strategic acquisitions and investments, from January 2000 until its merger with InfoSpace in October 2000, at which time he served as the Senior Vice President of Corporate Strategy and Development of the combined company through the merger integration process until January 2001. Prior to Go2Net, Mr. Christothoulou was a Vice President in the Investment Banking Group of U.S. Bancorp Piper Jaffray, focused primarily on merger and acquisition advisory services for technology companies, and was with the investment banking firm from 1996 until January 2000.

Compensation Discussion and Analysis

Overview

•	Our “named executive officers”, or “NEOs”, are:

•	Russell C. Horowitz, our chairman and chief executive officer;

•	Michael Arends, our chief financial officer;

•	Matthew Berk, our executive vice president of product engineering;

•	Ethan Caldwell, our chief administrative officer, general counsel and secretary; and

•	Peter Christothoulou, our chief operating officer.

You can find detailed information regarding the compensation we paid to our NEOs in the tables that begin on page 19. Our executive compensation programs are intended to serve two related goals:

•

Long-Term Retention of our Strong Management Team. We believe that our continued success depends on our ability to retain our experienced, complementary and dedicated management team. Although we always consider the ultimate interest of our stockholders in setting NEO compensation, we also must acknowledge that our executives face many career options and we therefore must provide strong incentives for them to continue to participate in our growth.

•

Long-Term Growth in Stockholder Value. We believe that management compensation packages should reflect as much as possible the risk and opportunity experienced by our stockholders. As a result, we strongly emphasize performance-based compensation arrangements which reward NEOs for contributions to our long-term growth and overall corporate success.

We believe that this long-term focus will appropriately reward our management team for performance that will most benefit our Company and stockholders. We think that a focus on shorter-term results could inappropriately over-or under-compensate our executives due to short-term fluctuations that do not as accurately reflect our corporate growth and the corresponding benefit to our stockholders.

Our “long-term” emphasis results in NEO compensation packages that are weighted significantly towards long-term equity grants, with a relatively low proportion of NEO compensation derived from cash salaries. Cash bonuses to our NEOs are paid only under our annual incentive plan, which ties such bonus payments directly to our annual corporate performance.

The Compensation Committee is responsible for setting the compensation and benefits for Mr. Horowitz and our other executive officers, to determine distributions and grants of awards under our various stock and other incentive plans and to assume responsibility for all matters related to the foregoing. Meetings of the Compensation Committee are called by the chair of the committee and the chair sets the agenda for each committee meeting. In performing its responsibilities, the Compensation Committee typically invites, for all or a portion of each meeting, Mr. Horowitz and other members of management to its meetings. Mr. Horowitz meets with the Compensation Committee on an ongoing basis to discuss the objectives and performance of Marchex’s NEOs. For compensation decisions relating to our executive officers, the Compensation Committee considers recommendations from Mr. Horowitz, Mr. Arends, Mr. Caldwell and our Vice President of People Services, who utilizes various industry compensation surveys as part of our company wide annual compensation review process. After receipt and discussion of such recommendations with Mr. Horowitz, the Compensation Committee meets without Mr. Horowitz to ultimately determine the compensation packages for each of our executive officers. Mr. Horowitz does not participate in deliberations regarding his own compensation.

NEO Compensation for 2009

Our Compensation Committee in reviewing our executive compensation packages assesses salary, salary history, the number and value of shares owned by our executives, prior equity grants and vesting and exercise history. The Compensation Committee also considers data regarding compensation paid at public media, internet and technology-based companies of comparable size to our Company and which could compete for the services of our NEOs. Although the compensation practices of our competitors instruct our review, we use that data only to gain perspective and do not “benchmark” our compensation to any particular level. The Compensation Committee consults with outside counsel in its review but does not engage a compensation consultant.

Base Salary

The 2009 salaries shown in the Summary Compensation Table on page 19 were set by our Compensation Committee effective January 1, 2007 based on existing agreements with the NEOs and the compensation review discussed above, as well as a consideration of each NEO’s total compensation package including prior equity grants, exercise history, and existing stock ownership. The Compensation Committee particularly considered our desire at such time to maintain cash remuneration as a relatively small portion of overall compensation. In addition, the Compensation Committee considered each NEO’s skills, experience, level of responsibility, performance and contribution to our Company. The Compensation Committee also took into account Mr. Horowitz’s preference to continue his salary at its historical $50,000 level. The Compensation Committee also took into account the following individual considerations: (1) the oversight role Mr. Arends played in the various asset and business acquisition integrations, particularly relating to the integration of financial processes and controls; (2) Mr. Caldwell’s role in managing various Company administrative departments, facilitating the Company’s contract processes (including the addition of numerous advertisers and important distribution partners), protecting the Company’s intellectual property (including managing the Company’s patent and trademark applications) and working with others to protect and develop the Company’s significant intangible assets; and (3) the central role performed by Mr. Christothoulou in developing strategies around the Company’s consumer and traffic initiatives. Similarly, the Compensation Committee takes into account Mr. Berk’s role in overseeing teams developing scalable and reliable technical platforms and also Mr. Christothoulou’s expanded operational responsibilities as chief operating officer. All salaries are reviewed at least annually and subject to future adjustment by the Compensation Committee.

Equity Compensation

All of our employees and directors are eligible to receive options and/or shares of restricted stock under our Amended and Restated 2003 Stock Incentive Plan (the “Stock Plan”). During 2009 the Compensation Committee granted our NEOs stock options for our Class B common stock, based on the compensation review discussed above. The Compensation Committee determined the size of each NEO’s option grant based on a consideration of his existing stock ownership and outstanding equity grants awarded in prior years, and consideration that there had been no annual changes in cash compensation or grants of equity awards to our NEO’s since January 1, 2007 due to the deterioration of global economic conditions and its impact on equity and credit markets and the trading levels of our stock commencing in the fall of 2008. Mr. Berk and Mr. Christothoulou were separately granted restricted shares and stock options for our Class B common stock by the Compensation Committee in connection with their promotions to their current positions. You can find more information regarding these grants, including their vesting schedules, by referring to our Grant of Plan-Based Awards Table on page 20. Given their vesting schedules, we believe that these grants will help further motivate our management team to continue to focus on the long-term success of our business enterprise. All outstanding awards will vest in full immediately upon a change of control of the Company. For more information on this acceleration provision, please refer to pages 23-26.

The Compensation Committee does not automatically grant equity to NEOs every year; it analyzes existing NEO equity holdings and prior equity awards, and uses that data to determine whether additional grants are appropriate and necessary to recalibrate the cash-equity balance of NEO compensation packages.

Most equity awards for employees are tied to their annual performance reviews and are generally granted following the release of our third or fourth quarter financial results. We may occasionally make employee grants outside of that review process; such awards typically are granted as of the date the grant is approved. All new-hire awards have a grant date set to correspond to the date of hire. All options have an exercise price set at the closing market price of our Class B common stock on the grant date.

Annual Incentive Plan

The Compensation Committee adopted our annual incentive plan in 2006 (the “Incentive Plan”) to motivate and reward key employees for enabling our Company to achieve specified corporate objectives, to increase the competitiveness of our management compensation packages without increasing our fixed costs, and to align management compensation with key measures of our financial performance.

The Compensation Committee determined that for 2008 a maximum of $1,000,000 would be available for award, in the aggregate, to all plan participants. This amount was based upon the Compensation Committee’s determination of a reasonable bonus pool in light of the number of participants and the Company’s resources. The Compensation Committee also determined that each NEO would be eligible to participate in the pool. Eligibility determinations are based upon the Compensation Committee’s assessment of the importance of a participant’s role, together with such participant’s overall cash and equity compensation level. Finally, the Compensation Committee determined that we would use adjusted operating income before amortization, also referred to as “OIBA”, as the measure of performance on which bonus awards would be based.

To calculate adjusted OIBA we start with the operating income as presented in our audited financial statements, and we (1) add back (a) stock-based compensation expense and (b) amortization of acquired intangible assets; and (2) exclude gain or loss on sales and disposals of intangible assets or other non-recurring expenses.

The Compensation Committee elected to use these adjusted OIBA targets because it believes that such targets most accurately reflect the improvements in our corporate performance without the impact of certain non-cash and non-recurring expenses which the Company does not regard as ongoing costs of doing business. The Compensation Committee set a range of specific OIBA targets based on a review of our actual OIBA for the fiscal year ended December 31, 2007 and our budgeted OIBA for the 2008 fiscal year. At the low end of the range, the targets were intended to be difficult but realistic given our expectations regarding corporate performance. The high end of the range, intended to reflect “optimum” Company performance, were set significantly higher than our projected financial results and were considered “stretch” goals.

If the targets are met, the Compensation Committee has complete discretion to allocate awards among eligible participants in any amount not exceeding the corresponding aggregate bonus pool. The Compensation Committee also has absolute discretion to award no bonuses at all even if the highest target is achieved. It is our intention that any such bonus payments would still constitute a relatively small percentage of our NEO compensation so that the bulk of their compensation package will remain dependent on our long-term growth. For 2008, the Compensation Committee did not award any bonuses under the Incentive Plan to the NEOs or any other employee because we did not meet the OIBA targets in part due to the deterioration of global economic conditions in the fall of 2008. For 2009, the Compensation Committee took no action with respect to our Incentive Plan in light of the deterioration of global economic conditions. You can find more information regarding our Incentive Plan on pages 20-21.

In 2008 and prior years, the Compensation Committee has approved the Incentive Plan performance measures and targets in the first quarter of the fiscal year. However, the Compensation Committee took no action with respect to our Incentive Plan in 2009 and has not yet approved performance measures and targets for the Incentive Plan for 2010 given the current state of the global economy as well as the economic climate anticipated in 2010.

Retention Agreements

We have entered into retention agreements with each of Messrs Arends, Berk, Caldwell and Christothoulou. In addition, the majority of our outstanding equity grants held by our executive officers will vest in full immediately upon any change of control. These arrangements are described on pages 24-26.

We believe it is appropriate to have these arrangements in place to promote our goal of the long-term retention of our management team. The Compensation Committee took into account the retention practices of our competitors in establishing the terms of such retention agreements.

Risk Assessment of Compensation Policies and Practices

We believe our compensation policies and practices do not motivate imprudent risk taking. In this regard, we note the following: (1) our annual incentive compensation is based on balanced performance metrics that promote disciplined progress towards longer-term Company goals; (2) we do not offer short-term incentives that might drive high-risk investments at the expense of long-term Company value; and (3) our compensation programs are weighted towards offering long-term incentives that reward sustainable performance, especially when considering our executive share ownership. Accordingly, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

The following “Compensation Committee Report” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Marchex, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Marchex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Dennis Cline

Anne Devereux, Chair

M. Wayne Wisehart

Summary Compensation Table(1)(2)

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2007, 2008 and 2009, as applicable, by our NEOs, who are our chief executive officer, our chief financial officer and our three other most highly compensated executive officers:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Total ($)
Russell C. Horowitz Chairman and Chief Executive Officer	2009 2008 2007	50,000 50,000 50,000	— — 10,704,000	314,285 — —	364,385 50,000 10,754,000

Michael Arends Chief Financial Officer	2009 2008 2007	255,000 255,000 255,000	— — 4,014,000	314,285 — —	569,285 255,000 4,269,000

Matthew Berk Executive Vice President, Product Engineering	2009	157,500	716,000	291,926	1,165,426

Ethan Caldwell Chief Administrative Officer, General Counsel and Secretary	2009 2008 2007	150,000 150,000 150,000	— — 4,014,000	314,285 — —	464,285 150,000 4,164,000

Peter Christothoulou Chief Operating Officer	2009 2008 2007	150,000 150,000 150,000	1,218,750 — 4,014,000	314,285 — —	1,683,035 150,000 4,164,000

(1)

Includes only those columns relating to compensation awarded to, earned by or paid to the NEOs in 2007, 2008 and 2009, except with respect to Mr. Berk, who was not an NEO in 2007 and 2008. All other columns have been omitted.

(2)	The total value of all perquisites and personal benefits of each NEO falls below the reportable amount for disclosure within this table.
(3)

Amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The grant date fair value of each stock award is measured based on the closing price of our Class B common stock on the date of grant.

(4)

Amounts reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes option pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to note 7 to the consolidated financial statements contained in our 2009 Annual Report on Form 10-K filed on March 10, 2010.

2009 Grants of Plan-Based Awards(1)

The following table sets forth certain information with respect to stock and option awards granted during the fiscal year ended December 31, 2009 to our NEOs:

			Equity Grants(3)
Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Russell C. Horowitz	8/12/2009	—	—	150,000	4.63	314,285

Michael A. Arends	8/12/2009	—	—	150,000	4.63	314,285

Matthew Berk	2/23/2009 2/23/2009 8/12/2009	— — —	200,000 — —	— 50,000 100,000	3.58 3.58 4.63	716,000 82,402 209,524

Ethan Caldwell	8/12/2009	—	—	150,000	4.63	314,285

Peter Christothoulou	5/8/2009 8/12/2009	— —	325,000 —	— 150,000	3.75 4.63	1,218,750 314,285

(1)	Includes only those columns related to plan based awards granted during 2009. All other columns have been omitted.
(2)

For 2009, our Compensation Committee took no action with respect to our Incentive Plan and no bonuses were awarded. Therefore, no amounts attributable to our Incentive Plan are included herein. We discuss our Incentive Plan in our Compensation Discussion and Analysis on pages 17-18 and immediately following this table.

(3)

Stock awards and option awards are shown at their aggregate grant date fair value in accordance with FASB ASC Topic 718. The fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes option pricing model. The fair value of each stock award is measured based on the closing price of our Class B common stock on the date of grant. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to note 7 to the consolidated financial statements contained in our 2009 Annual Report on Form 10-K filed on March 10, 2010.

Annual Incentive Plan

Under our Incentive Plan, our Compensation Committee has discretion to award bonuses based on our achievement of selected performance metrics and on each participant’s performance during the year. Our Compensation Committee determines on an annual basis the maximum aggregate amount of the bonus pool, identifies which employees will be eligible for awards, and sets performance targets to be met in order for participants to be eligible for a bonus, using any of the following as the Compensation Committee determines in its sole discretion:

•	pre-tax income;

•	adjusted operating income before amortization;

•	operating income before amortization;

•	operating income;

•	net earnings;

•	net income;

•	cash flow or funds from operations;

•	adjusted earnings per share;

•	earnings per share;

•	appreciation in the fair market value of our stock;

•	cost reduction or savings;

•	implementation of critical processes or projects; or

•	adjusted earnings before interest, taxes, depreciation and amortization, or adjusted earnings before any of them.

The Compensation Committee took no action with respect to our Incentive Plan for 2009 and no awards were paid under this plan to our NEOs or any other employee for 2009. Our Compensation Discussion and Analysis which begins on page 15 provides additional discussion regarding the Incentive Plan.

Outstanding Equity Awards at 2009 Fiscal Year-End(1)

The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to our NEOs as of December 31, 2009. Certain option and stock awards provide for accelerated vesting in full upon a change of control. For more information on these acceleration provisions, please refer to pages 23-26.

			Option Awards					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Russell C. Horowitz Restricted Stock Options	1/1/2007 8/12/2009	(3) (4)	— —	— 150,000	$	— 4.63	— 8/12/2019	500,000 —	2,540,000 —

Michael Arends Options Options Options Restricted Stock Options	5/1/2003 5/1/2003 1/5/2006 1/1/2007 8/12/2009	(5) (3) (4)	275,000 100,000 93,750 — —	— — 6,250 — 150,000	$ $ $ $	3.00 6.50 22.76 — 4.63	5/1/2013 5/1/2013 1/5/2016 — 8/12/2019	— — — 187,500 —	— — — 952,500 —

Matthew Berk Options Options Restricted Stock Options	1/2/2008 2/23/2009 2/23/2009 8/12/2009	(6) (7) (8) (4)	4,375 — — —	5,625 50,000 — 100,000	$ $ $	10.19 3.58 — 4.63	1/2/2018 2/23/2019 — 8/12/2019	— — 200,000 —	— — 1,016,000 —

Ethan Caldwell Restricted Stock Options	1/1/2007 8/12/2009	(3) (4)	— —	— 150,000	$	— 4.63	— 8/12/2019	187,500 —	952,500 —

Peter Christothoulou Restricted Stock Restricted Stock Options	1/1/2007 5/8/2009 8/12/2009	(3) (9) (4)	— — —	— — 150,000	$	— — 4.63	— — 8/12/2019	187,500 325,000 —	952,500 1,651,000 —

(1)	Includes only those columns for which there are outstanding equity awards at December 31, 2009. All other columns have been omitted.
(2)

The market value of unvested stock awards is calculated by multiplying the number of unvested stock awards held by the applicable NEO by the closing price of our Class B common stock on December 31, 2009 ($5.08).

(3)

The shares of restricted stock vest at the rate of 12.5% on each of July 1, 2008, January 1, 2009, July 1, 2009, and January 1, 2010 and the remaining 50% vest on January 1, 2013 with vesting in full upon a change of control of the Company.

(4)

The option vests at the rate of 50% on the first and second annual anniversaries of the grant date, respectively, and with vesting in full of all such option shares in the event of a change of control.

(5)	The option vests at the rate of 25% on January 5, 2007 and 1/12 of the remainder vests quarterly thereafter in equal increments.
(6)	The option vests at the rate of 25% on the first anniversary of the grant date and 1/12 of the remainder vests quarterly thereafter in equal increments.
(7)

The option vests at the rate of 25% on January 2, 2010 and 1/12 of the remainder vests quarterly thereafter in equal increments, and with vesting in full of all such option shares in the event of a change of control.

(8)

The shares of restricted stock vest at the rate of 25% on January 2, 2010 and 25% of the total shares will vest annually thereafter for the following three years and with vesting in full upon a change of control.

(9)	The shares of restricted stock vest at the rate of 25% on each of the first, second, third and fourth anniversaries, respectively, of the grant date with vesting in full upon a change of control.

Option Exercises and Stock Vested During 2009

The following table sets forth certain information concerning option exercises by our NEOs and vesting of our common stock held by them during the fiscal year ended December 31, 2009:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Russell C. Horowitz	—	—	200,000	923,000
Michael Arends	—	—	75,000	346,125
Matthew Berk	—	—	—	—
Ethan Caldwell	—	—	75,000	346,125
Peter Christothoulou	—	—	75,000	346,125

(1)	The value realized on exercise is calculated as the difference between the actual sales price of the shares underlying the options exercised and the applicable exercise price of those options.
(2)	The value realized on vesting is calculated based on the closing sales price of the underlying stock on the NASDAQ Global Market on the vesting date.

Potential Payments upon Termination or Change in Control

Employment Contracts with NEOs

We have entered into an Executive Employment Agreement with Michael Arends, our Chief Financial Officer, effective as of May 1, 2003 which provides that in the event that either: (1) Russell C. Horowitz ceases to be a Marchex employee for any reason; or (2) a change in control occurs while Mr. Arends is employed by Marchex, all options or other equity awards held by Mr. Arends with respect to our Class B common stock shall become fully vested. For purposes of this provision, a change in control occurs if one person or entity acquires control of 50% or more of our common stock entitled to vote for directors, but does not occur as a result of an acquisition by Marchex or any corporation controlled by Marchex.

Mr. Arends is also entitled to receive the following termination benefits in the event of termination by the Company without cause, Mr. Arends’ death or disability, or Mr. Arends’ resignation for good reason following the expiration of the applicable cure period: (1) full vesting of stock options, and (2) if Mr. Arends ceases to be an employee within the first three years of his employment, he shall receive 25% of his then current annual salary and for each additional year after three full years of employment, he shall receive an additional amount equal to 1/12 of his then current annual salary up to a maximum amount equal to his then current annual salary.

Restricted Stock Agreements

Effective January 1, 2007, we granted an aggregate of 2,300,000 shares of restricted stock to each of our then executive officers under our Stock Plan. For as long as the executive officer remains employed by us, the restricted shares will vest as follows:

•	12.5% will vest on each of July 1, 2008, January 1, 2009, July 1, 2009, and January 1, 2010; and

•	the remaining 50% will vest on January 1, 2013.

However, all restricted shares will vest immediately upon a change of control of the Company. In the event that any portion of these restricted shares which such executive officers are entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then the Company will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

On February 23, 2009, in consideration of his services as our executive vice president, product engineering we granted Mr. Berk a restricted stock award under our Stock Plan to purchase an aggregate of 200,000 shares of restricted stock with 25% vesting on January 2, 2010 and 25% of the total shares vesting annually for the following three years assuming continued employment for such period, and with vesting in full of all such restricted shares in the event of a change of control. In the event that any portion of these restricted shares which Mr. Berk is entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then the Company will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

On May 8, 2009, in consideration of his services as our chief operating officer, we granted Mr. Christothoulou a restricted stock award under our Stock Plan to purchase an aggregate of 325,000 shares of restricted stock with 25% of the total shares vesting on each of the first, second, third and fourth annual anniversaries, respectively, of the grant date assuming continued employment for such period, and with vesting in full of all such restricted shares in the event of a change of control. In the event that any portion of these restricted shares which Mr. Christothoulou is entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then the Company will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

Option Agreements

On February 23, 2009, in consideration of his services as our executive vice president, product engineering, we granted Mr. Berk 50,000 options under our Stock Plan with 25% vesting on January 2, 2010 and 1/12 of the remainder vesting quarterly thereafter in equal increments and with vesting in full of all such option shares in the event of a change in control. In the event that any portion of these options which Mr. Berk is entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then the Company will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

On August 12, 2009, we granted an aggregate of 850,000 options under our Stock Plan to our NEOs pursuant to a review by our Compensation Committee of equity incentives for NEOs with 50% of the option shares vesting on the first and second annual anniversaries of the grant date, respectively, and with vesting in full of all such option shares in the event of a change in control. In the event that any portion of these options which such NEOs are entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then the Company will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

Retention Agreements

On October 2, 2006, we entered into retention agreements with each of Messrs. Arends, Caldwell and Christothoulou, and on May 8, 2009 we entered into a retention agreement with Mr. Berk, which provide that in the event of a change of control, each of Messrs. Arends, Berk, Caldwell and Christothoulou would be entitled to a lump sum payment equal to two times the amount calculated by adding (1) his annual salary at that time plus (2) the greater of (a) any bonus he earned with respect to the prior fiscal year, or (b) his pro rata portion of the aggregate bonus pool under our Incentive Plan for the current year assuming achievement under the Incentive Plan of the maximum performance targets for such year. With respect to Messrs. Arends, Berk, Caldwell and Christothoulou, if within twelve (12) months following a change of control: (1) the Company shall terminate his employment with the Company without cause, or (2) he shall voluntarily terminate such employment for good reason, the Company shall provide reimbursement of health care premiums for him and his dependents, for a period of eighteen (18) months from the date of his termination, to the extent that he is eligible for and elects continuation coverage under COBRA (provided that such reimbursement shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees). In the event that any portion of these payments or benefits which such individuals are entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then the Company will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

The following table describes our estimated potential payments and the estimated value of any accelerated vesting of stock options or restricted stock to our NEOs upon a change of control of Marchex and/or termination of employment, assuming such change of control or termination of employment occurred on December 31, 2009. The amounts contained in the table are based on each NEO’s period of employment and compensation as of December 31, 2009 and, where applicable, the closing price of Marchex common stock on that date. The table presents estimates of incremental amounts that would become payable had a triggering event occurred on December 31, 2009 and does not include amounts that were earned and payable as of that date regardless of the occurrence of a triggering event. The actual amounts to be paid and the value of any accelerated vesting of stock options or restricted stock can be determined only at the time of triggering event, and are dependent upon the facts and circumstances then applicable.

Potential Payments upon Termination or Change of Control

Name	Change of Control without Termination of Employment(1) ($)	Change of Control with Termination of Employment without Cause or Resignation for Good Reason(2) ($)	Termination of Employment without Cause, Resignation for Good Reason, Death or Disability(3) ($)
Russell C. Horowitz
Salary and Bonus Payments	—	—	—
Severance Payments	—	—	—
Value of Accelerated Option Awards(4)	67,500	67,500	—
Value of Accelerated Restricted Stock Awards(5)	1,270,000	1,270,000	—
Health Benefits	—	—	—
Estimated 280G gross-up	—	—	—

Michael A. Arends
Salary and Bonus Payments(6)	510,000	510,000	—
Severance Payments	—	127,500	127,500
Value of Accelerated Option Awards(4)	67,500	67,500	67,500
Value of Accelerated Restricted Stock Awards(5)	952,500	952,500	—
Health Benefits(7)	—	25,812	—
Estimated 280G gross-up(8)	—	—	—

Name	Change of Control without Termination of Employment(1) ($)	Change of Control with Termination of Employment without Cause or Resignation for Good Reason(2) ($)	Termination of Employment without Cause, Resignation for Good Reason, Death or Disability(3) ($)
Matthew Berk
Salary and Bonus Payments(6)	315,000	315,000	—
Severance Payments	—	—	—
Value of Accelerated Option Awards(4)	120,000	120,000	—
Value of Accelerated Restricted Stock Awards(5)	1,016,000	1,016,000	—
Health Benefits(7)	—	25,812	—
Estimated 280G gross-up(8)	248,992	221,744	—

Ethan Caldwell
Salary and Bonus Payments(6)	300,000	300,000	—
Severance Payments	—	—	—
Value of Accelerated Option Awards(4)	67,500	67,500	—
Value of Accelerated Restricted Stock Awards(5)	952,500	952,500	—
Health Benefits(7)	—	25,812	—
Estimated 280G gross-up(8)	275,472	238,186	—

Peter Christothoulou
Salary and Bonus Payments(6)	300,000	300,000	—
Severance Payments	—	—	—
Value of Accelerated Option Awards(4)	67,500	67,500	—
Value of Accelerated Restricted Stock Awards(5)	2,603,500	2,603,500	—
Health Benefits(7)	—	25,812	—
Estimated 280G gross-up(8)	513,748	447,829	—

(1)

The amounts stated in the column headed “Change of Control without Termination of Employment” reflect the payments and benefits provided on a “single trigger” basis, meaning that they are triggered by the occurrence of a change of control of Marchex and are not conditioned on the NEO’s subsequent termination of employment. These payments and benefits are provided by the retention agreements described above to which Mr. Arends, Mr. Berk, Mr. Caldwell and Mr. Christothoulou are parties and by the terms of the stock option and restricted stock agreements to which all of the NEOs are parties.

(2)

The amounts stated in the column headed “Change of Control with Termination of Employment without Cause or Resignation for Good Reason” reflect both the payments and benefits provide on a “single trigger” basis contained in the first column and certain additional payments and benefits provided on a “double trigger” basis, meaning that they are triggered if, within 12 months following a change of control, the NEO’s employment is terminated without cause or the NEO resigns for good reason. Mr. Horowitz is not a party to any agreements providing “double trigger” payments and benefits.

(3)

The amounts stated in the column headed “Termination of Employment without Cause, Resignation for Good Reason, Death or Disability” reflect the payments and benefit provided to Mr. Arends by his employment agreement described above upon his termination of employment in certain circumstances, whether or not in connection with a change of control of Marchex.

(4)

Represents the intrinsic value of unvested stock options held by each NEO on December 31, 2009, the vesting of which would be accelerated by the applicable triggering event, based upon the difference between the closing price of $5.08 per share of our common stock on the NASDAQ Global Market on December 31, 2009 and the exercise price of the option.

(5)

Represents the value of unvested restricted stock held by each NEO on December 31, 2009, the vesting of which would be accelerated by the applicable triggering event, based upon the closing price of $5.08 per share of our common stock on the NASDAQ Global Market on December 31, 2009.

(6)

In accordance with the retentions agreements described above, represents two times the NEO’s salary as in effect on December 31, 2009. No amounts attributable to the Incentive Plan are included herein since no action was taken by Compensation Committee with respect thereto in 2009.

(7)	In accordance with the retention agreements described above, represents the estimated cost of health benefits for a period of eighteen months.
(8)

NEOs may be subject to a federal excise tax on compensation they receive in connection with a change of control of Marchex. The value determined in accordance with Section 280G of the Internal Revenue Code of payments and benefits provided to an NEO that are contingent upon a change of control or a closely related event, such as termination of employment, may be subject to a 20% excise tax to the extent of the excess of such value over the NEO’s average annual taxable compensation from the Company for the five years preceding the year of the change of control (or such shorter period as the NEO was employed by the Company) if the total value of such payments and benefits equals or exceeds an amount equal to three times such average annual taxable compensation. As described above, an NEO who incurs any such excise tax will be entitled to receive from the Company a “gross-up payment” in an amount necessary to place him in the same after-tax position had no portion of such contingent payments been subject to excise tax. The amount of the gross-up payments in the table are based on a Section 4999 excise tax rate of 20%, the maximum federal marginal income tax rate in 2009 of 35% and a Medicare tax rate of 1.45%. All NEOs are assumed to be residents of the State of Washington, which does not impose a state income tax. For the purposes of this calculation, it is assumed that the amounts subject to Section 280G will not be discounted as attributable to reasonable compensation, that no value will be attributed to any non-competition agreement applicable to the NEO, and that equity awards granted during the one-year period before the change of control will not be treated as contingent upon the change of control. Further, for purposes of this calculation, it is assumed that outstanding options are assumed by the acquiring or successor corporation and remain outstanding with an expected life of 3.5 years where the change of control is not accompanied by termination of employment and 90 days where the change of control is accompanied by termination of employment.

Procedures for Review and Approval of Related Person Transactions

Our Audit Committee is responsible under its charter for reviewing and approving in advance any proposed related party transactions which would require disclosure under Item 404(a) of Regulation S-K and reporting to the Board of Directors on any approved transactions. The Audit Committee is responsible for ensuring that such relationships are on terms commensurate with those that would be extended to an unrelated third party.

Compensation of Directors

The Compensation Committee is responsible for periodically reviewing and recommending to the Board of Directors the compensation of our independent directors. Messrs. Horowitz and Keister, our two employee directors, do not receive separate compensation for their Board service. The following table summarizes compensation earned during 2009 by each of our independent directors who served on our Board of Directors during 2009:

2009 Director Compensation(1)

Name	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	Total ($)
Dennis Cline	22,115	—	22,115
Anne Devereux	22,646	—	22,646
Jonathan Fram(5)	21,563	—	21,563
Nicolas Hanauer	19,875	—	19,875
M. Wayne Wisehart	23,813	—	23,813

(1)	Includes only those columns relating to compensation awarded to, earned by, or paid to non-employee directors for their services in 2009. All other columns have been omitted.
(2)	The amounts in the stock awards column reflect the aggregate grant date fair value of stock awards granted to directors in 2009 in accordance with FASB ASC Topic 718.

(3)	The amounts in the option awards column reflect the aggregate grant date fair value of option awards granted to directors in 2009 in accordance with FASB ASC Topic 718.
(4)	The aggregate number of equity awards outstanding as of December 31, 2009 are:

Name	Stock Awards or Stock Units	Option Awards	Total
Dennis Cline	13,800	35,000	48,800
Anne Devereux	13,950	40,000	53,950
Jonathan Fram(5)	6,350	—	6,350
Nicolas Hanauer	10,750	300,000	310,750
M. Wayne Wisehart	10,050	40,000	50,050

(5)

Upon his resignation from the board effective June 12, 2009, Mr. Fram forfeited 5,750 unvested shares of restricted stock. None of the other directors listed above forfeited shares of restricted stock during 2009.

The Company’s directors currently do not receive cash compensation for their services as members of the Board of Directors. Directors are, however, reimbursed for the reasonable out-of-pocket expenses they incur in attending meetings of the Board of Directors or Board of Director Committees.

In May of 2009, the Company granted Messrs. Cline, Fram, Hanauer and Wisehart and Ms. Devereux an aggregate of 28,600 shares of restricted stock which included an annual grant and a grant with respect to their service on the various board committees pursuant to the Company’s Stock Plan which will vest in full on May 8, 2010 assuming continued service on the Board during such period and with accelerated vesting in full upon a change of control. In June of 2009, in connection with Mr. Fram’s resignation from the board and the resulting change in committee assignments, the Company granted Mr. Cline and Ms. Devereux an aggregate of 750 additional shares of restricted stock with respect to their service on the Nominating and Governance Committee and Audit Committee, respectively, pursuant to the Company’s Stock Plan which will vest in full on May 8, 2010 assuming continued committee service during such period and with accelerated vesting in full upon a change of control.

Equity Compensation Plans

Stock Incentive Plan. On January 17, 2003, we adopted our Stock Plan. The Stock Plan provides for the granting of shares of Class B common stock to employees, directors, and consultants of Marchex, its affiliates and strategic partners and provides for the following types of option grants:

•	incentive stock options within the meaning of Section 422 of the Internal Revenue Code, sometimes known as ISOs;

•	non-statutory stock options, which are options not intended to qualify as ISOs, sometimes known as non-qualified options; and

•	right to purchase shares pursuant to restricted stock purchase agreements.

Employee Stock Purchase Plan. Our 2004 employee stock purchase plan, effective on March 30, 2004, was adopted by our Board of Directors and approved by our stockholders on February 15, 2004. This plan is intended to qualify under Section 423 of the Internal Revenue Code and permits eligible employees to purchase our Class B common stock for amounts up to 15% of their compensation in purchase periods under the plan. Under the purchase plan, no employee will be permitted to purchase stock worth more than $25,000 in any calendar year, valued as of the first day of each purchase period. We have authorized an aggregate of 300,000 shares of our Class B common stock for issuance under the purchase plan to participating employees. The purchase plan provides for purchase periods which shall be determined by the Board of Directors.

The purchase plan was amended on December 8, 2005 to provide that effective January 1, 2006 the purchase price of shares of Class B common stock available under the purchase plan shall be equal to 95% of the closing price of the shares of Class B common stock on the last business day of each purchase period.

Equity Compensation Plan Information

The following table sets forth certain information regarding our Class B common stock that may be issued upon exercise of options, warrants and other rights under all of our existing equity compensation plans as of December 31, 2009.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by security holders
2003 stock incentive plan(1)	4,701,151	$9.59	3,478,507
2004 employee stock purchase plan	10,638	$3.22 to 4.83	230,936

Total	4,711,789	$3.22 to 9.59	3,709,443

(1)

We have reserved 15,901,595 shares of Class B common stock for issuance under our Stock Plan, which includes an increase of 1,768,421 shares to the authorized number of shares available under the plan which occurred on January 1, 2010 as a result of the “evergreen provision” under the plan. The “evergreen provision” provides for annual increases in the number of shares available for issuance under the plan, on the first day of our fiscal year, equal to 5% of the outstanding shares of Class B common stock (including any shares of Class B common stock issuable upon conversion of any outstanding capital stock) on such date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership. Directors, officers and 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on review of the copies of such reports the Company has received, or written representations that no other reports were required for those persons, the Company believes that its directors, officers and 10% stockholders complied with all applicable filing requirements during 2009.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the SEC. Proposals of stockholders of the Company intended to be presented for consideration at our 2011 Annual Meeting of Stockholders must be received by the Company no later than December 10, 2010 and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Stockholder proposals should be addressed to the attention of the Company’s General Counsel, 520 Pike Street, Suite 2000, Seattle, Washington 98101.

Stockholders who wish to present a proposal at our 2011 Annual Meeting of Stockholders, other than one that will be included in our proxy materials, should send notice to the Company by March 7, 2011. If a stockholder proposal is not submitted by this date and it is properly brought before our 2011 Annual Meeting of Stockholders, we may exercise voting discretion to vote the proxies that the Board of Directors solicits for our

2011 Annual Meeting of Stockholders on such stockholder proposal in accordance with our best judgment. If a stockholder makes a timely notification, the people we name as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC. The corresponding proposal submission date for our 2010 Annual Meeting of Stockholders was March 8, 2010. We have discretionary authority to vote the proxies that the Board of Directors solicits for our 2010 Annual Meeting of Stockholders on any stockholder proposals properly brought before our 2010 Annual Meeting of Stockholders with respect to which the Company was not notified by that date.

ANNUAL REPORT ON FORM 10-K

A copy of Marchex’s annual report on Form 10-K for the year ended December 31, 2009, including its financial statements for the year ended December 31, 2009, accompanies this proxy statement and is also available for download or review by visiting www.marchex.com/investors/secfilings.html, and is also available on the internet as provided on the notice of annual meeting of stockholders accompanying this proxy statement. An additional copy of such annual report on 10-K (without exhibits) will be furnished without charge and a copy of any or all exhibits to such annual report on Form 10-K will be furnished for a fee which will not exceed our reasonable expenses in furnishing exhibits upon request by any stockholder to Marchex Investor Relations, 520 Pike Street, Suite 2000, Seattle, Washington 98101, or by calling (206) 331-3300.

DELIVERY OF THIS PROXY STATEMENT

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, brokers with account holders who are Company stockholders may be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and direct your written request to Marchex Investor Relations, 520 Pike Street, Suite 2000, Seattle, Washington 98101 or by calling (206) 331-3300.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

The Company’s stock transfer agent and registrar is BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, New Jersey 07310, (800) 714-2722.

By order of the Board of Directors,

Ethan Caldwell

Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

MARCHEX, INC.

INTERNET http://www.proxyvoting.com/mchx

Use the Internet to vote your proxy.

Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy.

Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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FOLD AND DETACH HERE

FOR ALL WITHHOLD FOR ALL *EXCEPTIONS

1. To elect six directors to serve on the Company’s Board of Directors until their successors are duly elected and qualified:

01 Russell C. Horowitz

02 Dennis Cline

03 Anne Devereux

04 Nicolas Hanauer

05 John Keister

06 M. Wayne Wisehart

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Please mark your votes as indicated in this example X

FOR AGAINST ABSTAIN

2. To ratify the appointment of KPMG LLP as

independent accountants of the Company for

the fiscal year ending December 31, 2010.

3. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon such other matters as may properly come before the meeting.

The Board of Directors recommends a vote IN FAVOR OF the directors listed above and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ABOVE AND IN FAVOR OF THE OTHER PROPOSALS.

Mark Here for Address Change or Comments

SEE REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Marchex, Inc. account online.

Access your Marchex, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Marchex, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status

• View certificate history

• View book-entry information

• View payment history for dividends

• Make address changes

• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the Annual Report to Stockholders are available at: http://www.RRDEZProxy.com/2010/Marchex

FOLD AND DETACH HERE

PROXY PROXY

MARCHEX, INC.

CLASS B COMMON STOCK

ANNUAL MEETING OF STOCKHOLDERS, MAY 7, 2010

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF MARCHEX, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held May 7, 2010 and the Proxy Statement, and appoints Michael Arends and Ethan Caldwell, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Class B common stock of Marchex, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entities, at the Annual Meeting of Stockholders of the Company to be held at the Grand Hyatt Seattle, 721 Pine Street, Seattle, Washington, on May 7, 2010 at 10:00 a.m. local time, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below and on the reverse side. Please mark, date, sign and return this proxy promptly in the enclosed envelope.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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